Exhibit 99.1

For additional information, contact:

Rick L. Hull, President & CEO

Ohio Legacy Corp

(330) 244-2985

FOR RELEASE: September 28, 2012

SUBJECT: Ohio Legacy Corp completes voluntary delisting from the NASDAQ Capital Market and transitions to the Over the Counter market

NORTH CANTON, OHIO—Ohio Legacy Corp will complete its delisting from the NASDAQ Capital Market (“NASDAQ”) and transition to the Over the Counter (“OTC”) market beginning, October 8, 2012. The Company notified NASDAQ on September 17, 2012 of its intention to voluntarily delist its common stock from The NASDAQ Capital Market. Trading of the Company’s common stock will be suspended from The NASDAQ Capital Market beginning with the close of trading on Friday, October 5, 2012. The Company's shares will trade in the OTC market. Investors can view stock quotes for Ohio Legacy Corp at www.otcmarkets.com and through their preferred broker-dealers beginning Monday, October 8, 2012. Stock quotes can also be viewed at www.otcbb.com.

The OTCQB is a Market Tier operated by the OTC Markets Group Inc. for OTC traded companies (approximately 4,000) that either have a registered class of securities with the SEC and are in compliance with SEC reporting requirements or are current in their periodic reporting requirements to a U.S. banking or insurance regulator. The transition to the OTC market does not change the Company’s obligation to file periodic and other reports with the SEC under applicable federal securities laws.

Ohio Legacy Corp is a bank holding company with total assets of $158 million with Premier Bank & Trust offices in North Canton and St. Clairsville, Ohio.

Forward-looking Statements

In addition to historic information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact, including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as "may", "will", "expects", "should", "believes", "plans", "anticipates", "estimates", "predicts", "potential", "continue", or other words of similar meaning. Readers should not place undue reliance on forward-looking statements, which reflect management's opinion only as of the date on which they were made and, due to many factors, are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward looking statements. These factors include general economic conditions which could increase loan losses above loan loss reserves, competition from other banking institutions, financial institutions and nonbank or non-regulated companies or firms that engage in similar activities with significantly greater resources, credit, market, operational, liquidity and interest rate risks, fiscal and monetary policies and legislation impacting future operations and performance and adverse business conditions. Except as required by law, the Company disclaims any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur. Readers should also carefully review these and other risk factors described in Company reports filed with the Securities and Exchange Commission.